Exhibit 4.1

DESCRIPTION OF CAPITAL STOCK OF
CORELOGIC, INC.
    The following is a description of the material terms of CoreLogic, Inc.’s capital stock, as well as the material provisions of our amended and restated certificate of incorporation (our “Certificate of Incorporation”), amended and restated bylaws (our “Bylaws”), and certain provisions of applicable law. The following description is only a summary and is subject to and qualified in its entirety by reference to applicable Delaware law and to our Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2019 filed with the Securities and Exchange Commission. As used herein, the terms “we,” “us,” “our” and the “Company” refer to CoreLogic, Inc.
Authorized Capitalization
    As of February 24, 2020, our authorized capital consists of 180,000,000 shares of our common stock, of which 73,152,328 are outstanding, and 500,000 shares of our preferred stock, of which none are outstanding, each class of shares having a $0.00001 par value.
Common Stock
    Each share of our common stock has the same relative rights and is identical in all respects with every other share of our common stock. Each holder of our common stock is entitled to one vote for each share and is entitled to vote on all matters requiring stockholder approval under Delaware law and our Certificate of Incorporation and Bylaws, including the election of members of our board of directors (our “Board”). Holders of our common stock do not have cumulative voting rights with respect to the election of directors.
    We pay dividends out of statutory surplus or from net profits if, as and when declared by our Board. In the event of our liquidation, dissolution or winding up, holders of our common stock are entitled to share ratably in all of our assets that remain after our debts and liabilities are paid and after any amounts due to any holders of preferred stock.
    Holders of our common stock have no preemptive or conversion rights. No redemption or sinking fund provisions apply to our common stock. The rights, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock which we may issue. All of our outstanding shares of common stock are fully paid and non-assessable.
Preferred Stock
    Our Board has the authority, without stockholder approval, to authorize the issuance of up to 500,000 shares of preferred stock, in one or more series, and to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, privileges, preferences, and relative participating, optional or other rights, if any, of the shares of each such series and the qualifications, limitations or restrictions thereof.
    Our Board can issue, without stockholder approval, preferred stock with voting and conversion rights that could adversely affect the voting power of the holders of common stock and reduce the likelihood that such holders will receive dividend payments or payments upon liquidation. Such issuance could have the effect of decreasing the market price of the common stock. The issuance of preferred stock or even the ability to issue preferred stock could also have the effect of delaying, deterring or preventing a change of control or other corporate action.
Anti-Takeover Effect of Our Certificate of Incorporation and Bylaws and Delaware Law
    Set forth below is a summary of relevant provisions of our Certificate of Incorporation and Bylaws and certain sections of the Delaware General Corporation Law (“DGCL”). Our Certificate of Incorporation and Bylaws include provisions, summarized below, that may make it more difficult to acquire control of us by means of a tender offer, open market purchase, proxy fight or otherwise. These provisions are intended to enhance the likelihood of continued stability in the composition of our Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us, including transactions involving coercive takeover practices and inadequate takeover bids. The provisions also are intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender

Exhibit 4.1
offers for our shares and, as a consequence, could deprive stockholders of opportunities to realize takeover premiums for their shares. For additional information, we refer you to the provisions of our Certificate of Incorporation, our Bylaws and those sections of the DGCL.
Our Board of Directors
    Our Certificate of Incorporation provides that our Board shall consist of such number of directors as is determined from time to time exclusively by resolution adopted by the affirmative vote of a majority of such directors then in office, subject to the rights of holders of shares of any series of preferred stock to elect additional directors in certain circumstances. Each elected director holds office until his or her successor is elected and qualified, or until their earlier death, resignation, disqualification or removal.
    Our Certificate of Incorporation and Bylaws do not authorize cumulative voting with regard to the election of directors.
Board Vacancies
    Our Certificate of Incorporation and Bylaws provide that, subject to the rights of holders of shares of any series of preferred stock, any vacancy in our Board may be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of our Board. Any director so chosen shall hold office until the expiration of the term of office of the director whom he or she has replaced and until his or her successor shall be elected and qualified.
Advance Notice Requirements for Stockholder Proposals and Director Nominees
    Our Bylaws provide that stockholders seeking to make nominations of candidates for election to our Board, or to bring other business before an annual or special meeting of the stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice in connection with an annual meeting of stockholders must be delivered to the Company’s Secretary at our principal executive offices no later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than thirty (30) days before or more than seventy (70) days after such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the date on which public announcement of the date of such meeting is first made by the Company. In the event the Company calls a special meeting of stockholders for the purpose of electing one or more directors to our Board, notice shall be delivered to the Company’s Secretary at our principal executive offices no earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and no later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by our Board to be elected at such meeting.
    Our Bylaws also specify certain requirements as to the form and content of a stockholder’s notice. These provisions may restrict the ability of our stockholders to bring business before our annual meeting of stockholders or to make nominations for directors at our annual meeting or any special meeting of stockholders.
Authorized but Unissued Shares
    Subject to the requirements of the New York Stock Exchange (“NYSE”) and other applicable law, the authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without the approval of holders of common stock. We may use these additional shares of our common stock and our preferred stock for a variety of corporate purposes, including future offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exhibit 4.1
Blank Check Preferred Stock
    Our Certificate of Incorporation authorizes the issuance of “blank check” shares of our preferred stock with such designations, rights and preferences as may be determined from time to time by our Board. Accordingly, our Board is empowered, without further stockholder action, to issue up to 500,000 shares of our preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights, including the ability to receive dividends, of our common stockholders. The issuance of such shares of our preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.
Amendments to Bylaws
    Our Board has the power to adopt, amend or repeal our Bylaws, except for the provision requiring directors to be elected by a majority of the votes cast at the annual meeting, which such provision may only be amended or repealed by the affirmative vote or written consent of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote. In addition, the affirmative vote of the holders of at least a majority in voting power of the issued and outstanding stock entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders to amend or repeal, or adopt any provision inconsistent with, any provision of our Bylaws.
Delaware Anti-Takeover Law
    In the Certificate of Incorporation, we elect not to be subject to Section 203 of the DGCL. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a three-year period following the time that this stockholder becomes an interested stockholder, unless the business combination is approved in a prescribed manner. A “business combination” includes, among other things, a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An “interested stockholder” is a person who, together with affiliates and associates, owns, or did own within three years prior to the determination of interested stockholder status, 15% or more of the corporation’s voting stock. Under Section 203, a business combination between a corporation and an interested stockholder is prohibited unless it satisfies one of the following conditions:
•before the stockholder became interested, the board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
•upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding, shares owned by persons who are directors and also officers, and employee stock plans, in some instances; or
•at or after the time the stockholder became interested, the business combination was approved by the board of directors of the corporation and authorized at an annual or special meeting of the stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.
Listing
    Our common stock is listed on the NYSE under the trading symbol “CLGX.”
Transfer Agent and Registrar
    The transfer agent and registrar for our common stock is EQ Shareowner Services.